Exhibit 99.1

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EDITED TRANSCRIPT

AA - Q3 2013 Alcoa Inc. Earnings Conference Call

EVENT DATE/TIME: OCTOBER 08, 2013 / 09:00PM GMT

OVERVIEW:

AA reported 3Q13 revenue of $5.8b, net income of $24m and net profit per share of $0.02.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Kelly Pasterick Alcoa Inc - Director of IR

Klaus Kleinfeld Alcoa Inc - Chairman and CEO

William Oplinger Alcoa Inc - EVP and CFO

CONFERENCE CALL PARTICIPANTS

David Gagliano Barclays Capital - Analyst

Brian Yu Citigroup - Analyst

Luke McFarlane Macquarie Capital Markets - Analyst

Tony Rizzuto Cowen and Company - Analyst

Paul Massoud Stifel Nicolaus - Analyst

Charles Bradford Bradford Research - Analyst

Paretosh Misra Morgan Stanley - Analyst

Carly Mattson Goldman Sachs - Analyst

Curt Woodworth Nomura Securities Intl - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the quarter-three 2013 Alcoa Incorporated earnings conference call. My name is Jason, and I’ll be your operator for today. At this time, all participants will be in a listen only-mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Ms. Kelly Pasterick, Director of Investor Relations. Please proceed.

Kelly Pasterick - Alcoa Inc - Director of IR

Thank you, Jason. Good afternoon, and welcome to Alcoa’s third-quarter 2013 earnings conference call. I’m joined by Klaus Kleinfeld, Chairman and Chief Executive Officer, and William Oplinger, Executive Vice President and Chief Financial Officer. After comments by Klaus and Bill, we will take your questions.

Before we begin, I would like to remind you that today’s discussion will contain forward-looking statements relating to future events and expectations. You can find factors that could cause the Company’s actual results to differ materially from these projections listed in today’s press release and presentation and in our most recent SEC filings. In addition, we have included some non-GAAP financial measures in our discussion. Reconciliations to the most directly comparable GAAP financial measure can be found in today’s press release, in the appendix of today’s presentation, and on our website at www.alcoa.com under the “Invest” section. Any reference in our discussion today to EBITDA means adjusted EBITDA, for which we have provided calculations and reconciliations in the appendix. And with that, I’d like to hand the call over to Klaus Kleinfeld.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Well thank you, Kelly. So let me quickly characterize the quarter for you. This is a strong third quarter driven by performance. Our repositioning is working. We increased the earnings sequentially and year over year, strongly driven by the downstream profitability. ATOI is up 22% year on year. Upstream improved performance now for eight consecutive quarters. Productivity stands at $825 million across all segments year on year; very good performance there. Days working capital a record third-quarter low, five days lower than the prior year. This gave us $300 million in cash. Cash from operations stand at $214 million. Negative free cash flow at $36 million. We executed all curtailments swiftly and safely, and I will refer to that a little later. So with this, let me hand it over to Bill to go through the numbers more in detail.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

William Oplinger - Alcoa Inc - EVP and CFO

Thanks, Klaus. As Klaus just highlighted, we had very strong operating performance in the third quarter. I’ll start the financial review with a quick summary of the income statement. Revenue held steady on a sequential-quarter basis at $5.8 billion, despite a $57-per-metric-ton drop, or 3% decline, in realized aluminum prices. Compared to last year, revenues are also relatively stable, with approximately a 1% decrease on a 2% drop in realized aluminum prices. Cost of goods sold percentage decreased sequentially by 110 basis points due to better productivity across the businesses and favorable currency impact. The sequential change in other income and expense is largely due to favorable mark-to-market impacts on energy contracts. Note that this benefit is backed out of our calculation of net income excluding special items.

As we said last quarter, we took additional restructuring charges in the Primary business associated with the closure of the Soderberg lines at Baie-Comeau and one line at Massena. Restructuring charges totaled $151 million pretax, which I’ll detail on the following slide. Our effective tax rate for the quarter was 41.3% and is 32% without discrete tax items. The ongoing operational rate should be assumed to be 33%. So overall, the results for the quarter are a net profit of $0.02 per share, but excluding special items, we have net income of $0.11 per share, an improvement both sequentially and from prior year, despite lower realized aluminum prices.

Let’s take a closer look at the restructuring charges. Included in net income of $24 million is an after-tax charge of $96 million, or $0.09 per share, associated with special items primarily for restructuring. Restructuring costs of $109 million after-tax relate to actions taken to improve competitiveness in the upstream. $103 million is due to the announced closure of two Soderberg lines at Baie-Comeau and includes $25 million of accelerated depreciation and $78 million of employee and other costs. The remaining $6 million is associated with the closure of one pot line at Massena. In addition, discrete tax items for the quarter totaled negative $7 million, primarily related to the interim treatment of losses in jurisdictions where we are not able to record a tax benefit. There’s also $8 million of favorable non-cash mark-to-market adjustments on energy contracts. Lastly, we backed out the positive impact of $12 million of insurance recovery associated with last year’s Massena cast house fire. So in aggregate, this results in net income excluding special items of $120 million, or $0.11 per share.

Let’s move to the sequential bridge. As usual, we’ve categorized the changes in the quarter into three areas, market related, performance, and cost headwinds. Taking each one in isolation, the combination of LME and currency impacts provided a benefit of $17 million, as lower LME cash prices were more than offset by the strength of the US dollar versus two key currencies, the Aussie dollar and Brazilian Real. Overall performance was a positive $27 million for the quarter, as a decline in volumes in the aero, industrial products, and industrial gas turbine markets were offset by better productivity across all three business groups. As you’ll see later, we’ve already achieved our annual full-year productivity target in the first nine months of the year. Lastly, the overall impact of cost headwinds was negligible this quarter, as higher energy costs, mainly in the Primary Metals group, were offset by cost decreases, primarily related to the non-recurring nature of the power plant shut downs from the second quarter. So in summary, our focus on operating performance has allowed us to improve sequential earnings by 58%.

Turning to the year-over-year view, the currency and LME effects completely net out against each other, so you can clearly see that the operating performance of the business more than offsets the cost increases experienced. Some key points. The volume improvement is in the mid and downstream businesses across the aero and auto markets. The productivity improvements across all three business groups more than offsets the cost increases associated with labor costs and the ramp up in the Saudi joint venture.

Let’s turn to the segments. Engineered Products and Solutions continues their string of strong quarters with a record Q3 quarterly ATOI of $192 million, up 22% compared to the third quarter of 2012 and relatively flat sequentially. This segment reported a record quarterly adjusted EBITDA margin of 22.5%, compared to 22.2% and 20% respectively for the second quarter 2013 and same quarter last year. Third-party revenue was $1.4 billion, up 5% versus last year driven by innovation and share gains, and down 2% sequentially due to summer shut downs. In this quarter, we benefited from the insurance recovery from the Massena fire, which won’t recur in the fourth quarter. EPS continues to demonstrate significant productivity improvements quarter-over-quarter from every area of the business.

Looking forward to the fourth quarter, we expect the aerospace market to remain strong, but see a temporary unfavorable impact in the engine market due to an inventory realignment and lower US defense spare parts demand. Regarding our non-residential construction business, we’ll continue to see a decline in Europe, but expect a gradual recovery at North America. We anticipate weaker industrial gas turbine demand, but we continue to see share gains across the portfolio driven by innovation. So in aggregate, EPS had another strong quarter. For the fourth quarter, we estimate an approximately 25% earnings improvement versus last year driven by continued productivity, and a roughly 10% sequential decline due to seasonality and market conditions.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Now, let’s turn to Global Rolled Products. ATOI of $71 million was an $8 million sequential decline, as lower volumes and pricing pressure were only partially offset by productivity gains and the lessening impact of unfavorable metal prices. Declining metal prices continued to unfavorably impact the results, but at a lower level than last quarter. This segment had negative volume and price impacts due to seasonal decline and high OEM inventories in aerospace plate, softening industrial markets in many regions of the world, and pricing pressures in can sheet. These were partially offset by continued strong demand in the automotive and packaging markets. Productivity gains were offset by cost increases due to location shut downs tied with customer planned outages. In the bridge above, the other categories largely associated with start-up expenses in Saudi and Tennessee. GRP remains focused on cash generation and set a 3Q record-days working capital, improving by one day year over year.

Transitioning to the fourth quarter we expect auto demand to stay strong. Higher aerospace inventories are expected to have continued negative impact on volume. We expect seasonal volume declines in packaging. And lastly, we expect continued negative price trends in Europe and China along with the demand decline in the brazing market. The overall view of this segment is for earnings to be down approximately 25% sequentially, assuming no change in currency and metal prices.

Now, I’ll address the upstream segments. In Alumina, there are a couple of key takeaways. While LME prices were down in the quarter, the continued shift to API pricing, the stronger US dollar, and better productivity led to increased segment profitability. We saw a continued positive trend in index and spot pricing versus percent of LME contracts, which is driving a slight improvement in price and mix. Essentially, alumina prices were relatively flat to down slightly, while the LME declined at a higher rate in the quarter. The segment continues to focus on productivity, generating $13 million of savings, primarily driven by efficiency improvements in Australia as well as overall energy efficiency initiatives and better raw material usage. The cost increases are predominantly associated with higher bauxite costs, due to running two crusher sites in western Australia after the Myara crusher move last quarter and higher Suriname mining cost, which we noted in July. From a cash perspective, our alumina business continued an excellent job of reducing days working capital. A Q3 record of approximately 20 days was achieved this quarter, which is 11 days lower than the same time last year, generating $162 million in cash year over year.

Looking out to the fourth quarter, 53% of third-party shipments will be either spot or API for the full year 2013, which typically follows a 30-day lag, and the remainder of pricing follows a 60-day lag. Energy prices are expected to increase in western Australia, and higher mining costs are expected to continue through the fourth quarter. In summary, we anticipate our alumina business will strengthen on the back of stable alumina prices despite weak metal prices. Our productivity programs will continue to deliver into the next quarter, permitting us to realize positive performance improvement versus Q3.

Let’s go to Primary Metals. Profitability in the Primary Metals segment improved sequentially, driven largely by productivity improvements and the completion of power plant maintenance outages which occurred in Q2. Overall performance was up $42 million, despite higher energy costs due to seasonality in Europe and the Pacific Northwest. LME price was down 4% sequentially on a 15-day lag basis, with realized prices down 3% sequentially. Production is flat as indicated in our last call, as curtailments began late in the third quarter. As stated earlier, this segment also benefited from an insurance recovery from the Massena fire last year, which won’t recur in the fourth quarter. Before I move off of the third-quarter earnings commentary on the upstream businesses, it’s important to note that the Alumina and Primary Metals operations were able to offset higher mining costs and increased energy costs to end up with $45 million of positive performance, significantly better than we expected at the beginning of the quarter. This is the eighth consecutive quarter of overall performance improvements in the upstream business.

Looking out to the fourth quarter for Primary Metals, pricing is expected to follow the typical 15-day lagged LME prices. Curtailments will start to show full impacts as our production decreases in Q4 are expected to result in 30,000 metric tons less than Q3, and we expect productivity gains to continue. In summary, we continue to manage what we can control in this segment, unlike the Alumina segment, steady API-based pricing during a declining LME environment makes alumina more expensive [Alcoa Correction to Transcript: Mr. Oplinger said “relatively more expensive”] in this segment. Outside of the uncontrollable factors, LME, currencies, and regional premiums, we expect performance in the segment to be absolutely [Alcoa Correction to Transcript: Mr. Oplinger said “to be slightly”] down. Summarizing the two upstream segments, the overall performance is expected to be flat over the third quarter.

Now, let’s turn to the balance sheet. Regarding working capital, we continue to achieve significant improvement in our days working capital. In the third quarter, we attained a third-quarter low of 28 days, and this is the 16th successive quarter of year-over-year improvement. We’ve been able to reduce days working capital by 20 days since the third quarter of 2009, worth $1.3 billion, and the five-day improvement from last year’s level equates to approximately $300 million in cash.

Moving on to the cash flow statement and liquidity. Cash from operations totaled $214 million for the quarter. Overall free cash flow before the Saudi investment was negative $36 million; after the investment, negative $107 million. The use of cash in the third quarter is driven by cash funding of the pension plan, normal cash outflows from semiannual interest payments, and slightly higher working capital in the quarter. These cash outflows were primarily supported by a reduction in cash on hand. Our cash contribution to the pension plan totals $354 million year-to-date, which represents 77% of our estimated total contribution of $460 million. Compared to last year, free cash flow through September of 2013 is roughly $190 million better than 2012, and keep in mind, this is at much lower metal prices. From a liquidity perspective, we’re ending the quarter with $1 billion in cash and debt of $8.3 billion. Debt-to-cap was maintained at 34.5%.

Now, I’ll address our 2013 targets. At the end of the third quarter, we are on target to meet our 2013 goals, which I should note were set at much higher metal prices. As I said last quarter, our businesses are focused on deploying aggressive operational targets, and they met this call to action, generating $825 million in pre-tax productivity improvements year-to-date, surpassing our full-year target for 2013 with three months remaining in the year. We continue to take a disciplined approach to capital spending. Our target for 2013 was to maintain total capital spend of $1.55 billion. On a year-to-date basis, we’re well below those targets, having spent $771

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

million. Our spend on the Saudi Arabia joint venture is well within budget; however, the year-to-date number is not reflective of the run-rate spend. The budget is more back-end loaded in 2013, and debt-to-cap is within our target range of 30% to 35%. We’re operating in a challenging environment, but our track record shows that through continued operational discipline, our over-arching goal to generate positive free cash flow is within reach.

Now, let’s turn to the alumina and aluminum market fundamentals. We have not substantially changed our view of—that market fundamentals are stable. We reaffirm aluminum demand will grow globally at 7% this year, 4% excluding China; however, we’ve made a few changes that I’ll highlight. First, we’ve increased Chinese demand from 11% to 12% due to stronger manufacturing growth numbers and strong aluminum semi product production, which is up 30% year over year through August. In total, this adds 125,000 metric tons of demand; however, additional Chinese growth is partially offset by slightly lower growth in the rest of the world, driven primarily by reduced demand in the Middle East and Southeast Asia. We continue to view supply and demand for both the alumina and aluminum markets as essentially balanced; however, driven by stronger demand and additional curtailments that have been executed, we’re now projecting a deficit for aluminum of 400,000 metric tons versus our 2Q projection of 315,000 metric tons aluminum deficit.

In alumina, we’re predicting a greater surplus for 2013 versus our Q2 forecast, as stronger-than-expected Chinese refinery production, and lower demand in the rest of the world were not completely offset by stronger demand in China and reduced production in the rest of the world. However, in total, our forecast surplus equates to less than 1%, or three days of global demand, essentially in balance. Inventories have declined 2.5 days versus our 2Q forecast to 74.5 days of consumption, driven primarily by Chinese inventories, which have fallen 400,000 metric tons since 2Q. In the rest of the world, inventories are essentially unchanged from our previous forecast, although we continue to see movement from visible LME inventories into lower-cost, non-LME storage as financiers seek to reduce storage costs.

Along this line there have been increased demand for metal from financiers due to continued low interest rates and strong contangos, which have actually widened in the past few months. For example, cash to three-month aluminum on the LME is now trading at a $45-per-metric-ton contango versus a $30 contango at the end of 2Q 2013. And December 2013 to December 2014 is now trading around a $125 contango versus a $90 contango at the end of the second quarter. This demand for physical metal from risk-averse financiers continues to be supportive of premiums; however, as you can see from the lower right-hand side, premiums have fallen year over year in each of the regions, 17% in Europe, 4% for Japan, and 11% for Midwest premiums. We believe the decline in premiums is largely a result of the confusion caused by the LME’s major market intervention from their July 1 announcement of proposed warehouse rule changes. Now, I’ll turn it over to Klaus.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Thank you, Bill. Well said. I’ll start with the overview on the end market, if I can pull this slide up. So let’s start with aerospace. We continue to see aerospace growing at a 9% to 10% this year. The major segment here making up for the major part of aerospace, large commercial aircraft, we actually see the higher growth of roughly 10%, the backlog for Boeing and Airbus that play in the segment basically has increased further. We now believe it is at 10,000 aircraft, so this is a good eight-year production backlog. We’ve also seen it supported by passenger as well as cargo demand up and also supported by the desire from customers to have more fuel-efficient, newer planes. That drives the demand as we’ve basically been seeing every month. This also translates nicely into orders for new jet engines. That’s obviously important for us, too, because of our engine (inaudible) [Alcoa Correction to Transcript: Mr. Kleinfeld said “blade”] business, year-to-date, the firm orders stand at 1,280 new jet engines, and the backlog stands at 19,100 units, so this is very, very nice.

The very pretty picture gets a little clouded because we see a slight excess in inventory in the supply chain, particularly on the structural plate, and a little bit of a temporary inventory alignment in the third and the fourth quarter in some of the jet engines, so we look at that part as recovering in the first quarter in 2014. Regional jets, business jets, both segments, smaller ones, segments here, but both rebounding. Defense business is obviously impacted by sequestration. We are well positioned on future platforms, but we will see impacts from potentially reduced operations because it has an impact on the spare parts.

Next segment, automotive. USA, we confirm our forecast of a 2% to 5% production growth for this year. Very interesting to see because the September sales actually were down 4.2% versus last year, but it’s basically an artifact driven by two factors. One is two fewer selling days, and the second even bigger one is that the Labor Day weekend this year was included in the August results. If you take another indicator for where the real sales stand and you look at the daily sales rate, this is up by 4% compared to last year’s level. This is probably giving you a better idea how positively this market is developing; therefore, it was no surprise that we saw that pretty much all of the US OEMs reduce. There are some of our planned shutdowns [Alcoa Correction to Transcript: Mr. Kleinfeld said “the US OEMs reduced their summer plant shutdowns”] to keep an adequate supply level. We also see that the inventory levels are continuously decreasing in April. It stood at 60 days; today, it stands at 55 days.

Good news also, the incentives have come down further. It’s the lowest level since February. And the other good news also here is the average age of the fleet stands today at 11.4 years. The average—no, the current rate stands at 11.4. The average stands at 9.4, so you actually see that the cars today on the streets in the US are substantially older than they have been on average, two years older than an average, and it’s clearly indicating that all of these factors show this is not the end. There’s further demand sitting in there.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Europe, we are not changing our forecast. We predict a decline of 2% to 5%. In July, it looked like there was a short relief; registrations were up. But then it was all dampened again in August because it came down by the same magnitude, and August was the worst August in 10 years, so this is looking a little stressed there. China, a different situation. We’re actually taking our forecast up to 9% to 11% growth from what we had, 7% to 10%, as we anticipated a slower growth of the economy in general before, and to end, we’ve modified this.

Trucks and trailer, next segment here in North America, our production forecast is unchanged. It stands at minus 9 to minus 13, but there’s an interesting phenomenon there which is worthwhile to note to get a feel for where the US economy stands because orders have been up in September by 15.4% for trucks. If you look at the year-on-year number for the third quarter, it’s actually even higher. It’s up by 27.4%. But the inventory levels still are higher than historically. They stand today at 50,800 trucks end of August basically, and historically, this had been at 42,000 trucks, so the OEMs have been slowing down their production. If you really look at the fundamentals, you actually do see that fundamentals look good. Freight demand is up, prices are up, and the average age of the fleet is higher than—average age of the fleet today is higher than the 20-year average. It stands today at 6.7 years, and the 20-year average is at 5.8, so good news to come, and I think the orders are showing in the right direction here.

Europe, we are raising our projection, but it’s still negative. We expect a less negative one, it’s minus 2 to minus 5. We had minus 3 to minus 8 before. The main driver here is the change in legislation. There is this implementation of the new Euro-VI norm, which is basically more expensive, and what is now allowed is that trucks with the older Euro-V norm can be registered in 2014 as long as they have been invoiced in 2013. We see a little bit of similar situation in China. We’re upwardly revising our forecast to a growth between 17% and 20%. Before, we had 12% to 16%. And there, it is the delay of the Euro-IV emission standard as well as the stronger economy that is leading to this change.

Beverage can packaging, we hold our global forecast of the growth of 1% to 2% steady. North America continues to struggle a little bit at 2% to 3% decline. Europe is a little reduced. We now believe 1% to 2%; before, we had it at 2% to 3%. China stays at a growth rate of 8% to 12%. Commercial building and construction, North America, we believe in a growth of 1% to 2% this year. And good news there when you look at the fundamentals in non-residential contracts awarded stand at plus 10.4%. Case-Shiller Home Price Index rose in the last five quarters, so from 7% in the second quarter in 2012. Now it stands at 10% in the second quarter 2013. And the new housing starts stands year on year in the August numbers at plus 19%, so looks that there’s a recovery underway. Europe, our expectation continue to see a decline of 4% to 6%, and in China, we predict a growth of 8% to10%. Industrial gas turbines, we keep our forecast at a 3% to 5% growth in spite of the weakening market conditions, but our confidence is supported basically by very strong first-half run rates as a growing installed base led also to a robust spare part demand, which obviously—which we believe will more than offset a decline in new builds, and that obviously is very important for us as an engine blade manufacturer, and we’ll talk a little bit more about it.

So this concludes the end-market overview, so let’s now focus on Alcoa. Those of you who follow us more closely know that we are undergoing what I would call a strategic repositioning, and it has two aspects here. The first aspect is to build out our value-add business, and the second one is to restructure our commodity business, so I would like to give you an overview on where this stands. So what we want to achieve with that, become less dependent on external factors like the LME and put more things into our own control and make this happen. So what you see on this slide here is our value-add business, and you see here that the contribution from the value-add business continues to grow. We have put here a 10-year comparison on 3 indicators, top-line revenues, profits, absolute profits, and margins. And as you can see here, we have been growing the top as well as the bottom line at the same time, so we are on the right path.

So today, I want to focus—this is the breakdown on the left-hand side which you see here in the circle of our value-add businesses, which market are we playing in. Today, I would like to focus on three segments there. Aerospace, I just talked about it. Obviously, a strong base that we have in there. This wouldn’t exist if it hadn’t been for the invention of aluminum and a strong growth also there, right? The second thing I want to focus on is automotive. It looks like it’s small today, which it is, but there’s a historic opportunity because we see that the high volume cars are now aluminizing, and I want to fill you in a little bit more on that and show you some of the most recent data. And the third example, which we haven’t really talked about that much in the past, is commercial building and construction. This market here in the US—which is an important market for us, we are the leader here in the US—is recovering, which is good, but it’s also transforming. It has new requirements, and I think we are extremely well positioned to really profit from what’s going on in that market.

So let’s start with the aerospace market. As our customers announce new or revamped planes, new opportunities arise for us. As it happened again in the last weeks, Airbus announced that they will have a new plane here—a new variant is probably a better way to describe it—with the A330-300. It’s an all-metallic aircraft, and the target for this plane is to go for short, high-density routes in growth markets, which is mainly in Asia. So what is Airbus wanting to achieve with this? They want to reduce the weight, they want to increase passenger capacity, and they want to optimize the engine thrust and life span to cater to this particular market niche, and that immediately translates into opportunities for us, opportunities to position advanced alloys, advanced alloys that allow the weight to further go down and to increase the corrosion resistance. It gives opportunities for bringing in new value-add products, new value-add products that increase the passenger capacity. It allows us to come with new engine technology, to cater to the new thrust and requirements that this new segment has.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

And also, when I talk about aerospace, you have to see that we are not providing just the structure of the plane, and I’ve talked about this in the last two earnings calls quite a bit, but we also have the most critical components for jet engines, the high-temperature blades. What the customers want here is pretty clear. The customers are putting together this what we call the next-generation jet engine, and what they want is they want engine fuel burn reduction, they want reduced emissions, and they want lower maintenance and operating costs. So they want this all in the next-generation engines. All of this can only be achieved if you physically increase the burn temperature in the jet engine, and this is where technology comes in. This is where Alcoa shines. Alcoa shines because we bring technology that today that enables the operation inside of the burn chamber of the jet engine at highest temperatures well above 3,000 degrees fahrenheit. 3,000 degrees fahrenheit, those that have really watched out in the physics class know is well above the melting point of the metal, right?

And so you have to ask yourself a question, how is that possible? It’s possible through those things that are mentioned here. Advanced single crystal technology, basically nickel-based super alloys, that increase the melting point by 12 percentage points. Three-wall [Alcoa Correction: 3D] multi-wall airfoils. And what this is is hollow structures that allow the cooling to go to the critical areas so it doesn’t melt, while it’s rotating at a very high speed. Specialized coatings that increase the lifetime and also would decrease the hot corrosion. So all of this leads to the next-generation jet engines to allow customers to have 15% reduced fuel burn and 50% reduced NOx emissions, and that’s why you see the demand for new aircraft going up. It’s the structural thing plus the new engines, all right? So—and we play a very, very important role in that.

So let’s go to another segment, the automotive segment. It’s become pretty clear, and I hope that we will not have anybody questioning that anymore, if we ever have anybody there, that aluminum-intense vehicles have a clear competitive edge. And when you go through it, it’s on the safety and durability, it’s on the CO2 emissions, and it’s on the fuel efficiency. Let me tell you the latest that we see there. On the safety side, it is clear that aluminum-intense vehicles, because of the weight reduction, reduce a stopping distance, and very often, as you know, this can mean the difference between a serious collision and a near miss. They are by definition more durable because they are naturally corrosion resistant, and they’ve been proven in some of the most harsh environments that you can imagine, like in the military missions, put a picture in here, as well as in space missions.

On the CO2 side, in the middle box here, at the Oak Ridge Laboratory, one of the best brains in the US, have done a study in automotive that compares car solutions made with baseline steel versus aluminum in cars, and based on a calculation over lifetime, which is the right way to look at it, and they’ve seen that aluminum is 32 times lower energy—produce 32 times lower energy than cars that are steel intense and consume 29% less CO2 than cars that are steel based. So that’s a great, great thing to see here and clearly speaks to the advantage of aluminum-intense cars. They’ve also done something, they’ve taken an example of a car and remodeled it. The Toyota Venza has a 3% aluminum content. They turned it into an aluminum-intense vehicle so that it then had 37% aluminum content, and they saw what that meant in terms of fuel efficiency. Fuel efficiency increased by 18%, and the weight decreased by 8%, so this altogether is why you see now aluminum moving rapidly also into high volume vehicles, and it’s creating this once-in-a-lifetime opportunity that you see here on this chart.

On the left-hand side you see the aluminum content per vehicle, quadrupling already by 2015, 10-fold increase by 2025. And on the right hand side, you see what does that mean in terms of auto sheet demand in total in tons, and you see that this quadrupling that I talked about per vehicle also is quadrupling that you see here happening by 2015 from 2012. And the good news, all of this is locked into the designs of the car, so this is happening. This is happening, and there’s no doubt. If you project it forward, and I would say that this is a rather conservative view that we put out there, to 2025, you actually see that aluminum sheet in auto alone is becoming an application that consumes more than 1 million tons of aluminum.

And that is why we are putting our money where our mouth is and we have to make sure that as 2015 nears that we are ready. That’s why you see what we call a triple play here, basically three expansions. Davenport was our first auto expansion. It’s full secured by contract, even though it’s not operating yet. It will start to operate by December 2013. The second expansion here in the US is in Tennessee. That’s a pretty interesting one because in Tennessee, we already do have a rolling mill and utilize the mill in a way that it is more flexible and that we can get a higher capacity utilization out of it, and it will actually be complete by 2015, this expansion. And then we have Saudi Arabia where the first automotive coil will run off there by December 2014.

So the last example that I brought here on the value-add product side is the building and construction market. Worldwide, it’s a gigantic growth market. In the US, we are number one here, and the market is starting to come back. But the interesting thing, the market is coming back, but it’s not the same market. The requirements have drastically changed, and they are catering to our strengths. So what is going on there? This little depiction that you see here on the upper left-hand side tells you a story.

What you see here is the statistics on how much of the electricity is consumed by buildings, inside of buildings, and the interesting statistic is that 73% of all electricity consumed in the US is consumed inside of buildings. The respective comparable number in Europe for this is 58%. So if you assume that the structures are not that different, there’s a 15-percentage-point advantage that Europe has in this regard, and that means in total $58 billion difference there that can be achieved through stronger energy efficiency requirements, and this is the change that’s happening here. You see that the target of a net-zero building legislation in Europe is coming in by 2020 and the US by 2030. The reason for it is the advantages that you already get by green buildings compared to average commercial buildings, 25% reduction in energy consumption, 35% reduction in emission, and 27% occupant satisfaction, so just better feel inside of the building.

So how do we do that? How is that done? We play a major role in that. We have cutting-edge solutions there, so let me show you three examples. Our OptiQ Ultra Thermal Window. It has a 40% improved thermal performance versus industry standard in this application. It’s air and water resistant, so it basically means, it won’t rot, warp, or buckle, due to moisture or weather conditions. Or since Hurricane Irene and Sandy came, all through the US, the hurricane resistance has become a big issue, not just in the south but also in many northern parts of the US, so that’s where our 1630SS IR Curtain Wall comes in. It withstands impact of objects over 50 miles per hour. It’s got a 20% dynamic wind resistance and also a 15% thermal performance improvement comparable to the industry standard in this application.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

As we see new threats coming in, many institutions are rethinking their building safety, and that’s where our blast resistance offering, the IR 501UT Framing comes in, which has the structure performance and blast retention improved by 60%. And also, here we are not compromising on the thermal performance, 54% improved thermal performance. So you just get a feel for the unique offering and our innovation skills. They have allowed us to use the downturn here in the US to grow 11 percentage points market share while we have been improving profitability at the same time. As the market recovers we have a great position to continue to grow very profitably in that segment.

So this was a little bit of a deeper view on some of the value-add businesses. Let me also talk about what’s happening on the upstream side. And let me also be clear because sometimes I feel that people only associate smelting with the upstream side, but in reality our portfolio on the upstream side is much broader than that. It stretches from mining to refining to smelting to power assets, and in each single one, we have a different position, so that’s important to note. And we have taken a lot of actions that increase our competitiveness.

Let’s start with the left-hand side here on the mining and refining side. We have the largest low-cost global bauxite system. We are the world leader in refining. We have been able to get gross productivity gains this year again of $171 million in this, our net ATOI performance we’ve just seen $159 million on a year-on-year basis. We have introduced, we’ve changed the market pricing from—it used to be entirely linked to the LME pricing. We’ve changed it to an alumina pricing index. And I think you see today how important that is because otherwise, we would be suffering from odd things that are happening in the aluminum pricing situation there. 53% of all contracts today have been switched over to aluminum pricing or spot. We’ve also been good on the cash side, 11 days reduction on working capital results, $160 million cash.

Move over to the right-hand side, our smelting and energy assets. In smelting, we have optimized our portfolio of 651,000 tons, which is 16% of our capacity has been closed or curtailed. And you remember earlier this year, we announced that we put 460,000 tons under review. 60% of that we have already announced that we will be curtailing or closing, and we’re doing this as we speak. $228 million of rough productivity gains here already this year in this segment, and ATOI performance of $167 million, all good. We’ve also used something that is a little value add here, the maximum value that we can get here is shapes in the cast house, and we’ve gotten better on this, and this has generated $200 million in profits in this year already. And we’ve been good on the cash flow side, decreased our working capital and got $50 million of cash on there. So eight consecutive quarter of ATOI performance improvements if you strip the effects of LME pricing and currency out.

So last but not least, also in regards to our upstream, let’s focus on adding to the low-cost capacity. And this is what Saudi Arabia is about. I just talked about the curtailments on the upstream side. On the alumina and the mining side, we’re pretty well off because we have a very, very competitive offering. We’re reducing our footprint on the smelting side, and we are adding low-cost capacity, and this is the project that we have with a partner here in Saudi Arabia. Phase I is all going fantastically well. It’s on budget, actually a little bit below budget, and ahead of schedule. As I told you, we started the smelter up end of last year. We will produce about 250,000 tons of aluminum this year. It will be at full capacity in 2014. Rolling mill is coming out of the ground, first hot coil end of this year. Refinery 67% complete, and the mine which is the last one here, 38% complete, so all progressing very, very nicely.

So let me conclude with this. We’re creating value by executing on our strategy. We are leveraging our Alcoa Advantage to deliver value-add products, and we are investing to capture growth and improve our cost position. We’re focusing on those items that are controllable and increasing our upstream profitability. With that, I’d like to open the lines for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

David Gagliano, Barclays.

David Gagliano - Barclays Capital - Analyst

Great, thanks for taking my question. It looks like Alcoa’s overall average premiums over the LME were up about $0.01 sequentially. Obviously, regional premiums declined during the course of the quarter, and I’m wondering, is that difference a timing issue, and should we expect, directionally, premiums for Alcoa to decline in Q4 versus Q3?

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

William Oplinger - Alcoa Inc - EVP and CFO

Yes, it’s largely a timing issue, Dave. We’re not going to project out what we think premiums are going to do for the fourth quarter at this point because quite honestly, with the new rule changes proposed by the LME, I don’t know that anybody knows what the premiums are going to be doing over the near term, so it’s largely a timing issue.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

And also, don’t forget, Dave, the realized price that you see there is a composite not just of the regional premiums but also of the shape premiums, and keep in mind what I mentioned before, we have been very active in working better with the cast house and using our capabilities to optimizing the cast house and also getting the shape premiums there. That’s also reflected in there.

David Gagliano - Barclays Capital - Analyst

And that actually is my follow-up question. Can you break out the composition of regional premiums versus shape premiums and how those have changed in the last two quarters?

William Oplinger - Alcoa Inc - EVP and CFO

We certainly can, Dave. It’s a fairly detailed calculation that—I don’t know that we want to go into on the call here. But we did see a little bit of a premium decline in the third quarter as you saw—

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

You’re talking about the regional premium.

William Oplinger - Alcoa Inc - EVP and CFO

I’m sorry—regional premium decline in the third quarter, and as you saw in the chart that we showed, as far as overall premiums, we saw that also.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Whose next? Next in line?

Operator

Brian Yu, Citigroup.

Brian Yu - Citigroup - Analyst

Thanks. My first question is just with the Ma’aden, I noticed in the Primary Metals the equity loss grew a little bit, and I know that it’s still starting. Is there a way, Klaus, for you to—or Bill, help us think about where that project’s profitability or where the breakeven point is once it fully ramps up to capacity?

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

William Oplinger - Alcoa Inc - EVP and CFO

Yes, Brian, it will be the lowest cost facility in the world, so you can easily look at the CRU data and pick out at the very bottom and look at the bottom and slot this project in lower than that. So that should give you an indication of where the project is going to come in once it’s fully operational. We will have all pots operating at the end of this year, and so we will expect to do much better next year given the fact that we will be through the start-up phase.

Operator

Luke McFarlane, Macquarie.

Luke McFarlane - Macquarie Capital Markets - Analyst

Hi, guys. Thanks for taking my questions. What I was interested in is what percentage of your orders have been shipped to financial buys during 2013 and how that’s changed recently as the contangos have widened?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

I’m glad you are asking about the value-add business, Luke. So I don’t think that we are breaking that out, frankly.

Luke McFarlane - Macquarie Capital Markets - Analyst

Okay, and then in terms of your Ma’aden (inaudible), too, in terms of the power constraints that you see through the Middle East, are you seeing any of that, or has that (inaudible) itself out?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

No, we—the Ma’aden project is particularly attractive because by royal decree, we have been given the rights to a gas field, and there’s a pipeline that comes directly to the facility, the gas pipeline that will then split, and part of it goes into the utility there, which is getting billed, and there the electricity is produced. We pay a small conversion fee for this, and the rest of the gas goes straight, then, into the refinery and the rolling mill to produce the heat, so there’s no risk at all on that end.

Luke McFarlane - Macquarie Capital Markets - Analyst

Thanks.

Operator

(Operator Instructions)

Tony Rizzuto, Cowen and Company.

Tony Rizzuto - Cowen and Company - Analyst

Yes, thanks, gentlemen, for taking my question. I’ve got two here. First is, you talked about the OEM inventory overhang in aero plate, and I think I heard you say, Klaus or Bill, I forget which, maybe you both mentioned it, that you expect it to continue. Did I hear you say you expect it to continue into 2014? And could you just reiterate what you said there? And then also, I think in the text you indicated price pressures in packaging. Is that customers fighting you over the premium over LME and the pricing mechanism? How does—what is that price pressure coming from?

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Right. I’d be happy to address that. On the aerospace side, you have to distinguish between the structural materials, and there, it’s basically—what happens all the time, Tony, you know the market, when new airframes get made, the OEMs typically load up their inventories to just make sure that in the start up phase, that they are not running into any issues. So when, then, the start up phase is done, you typically hit a little bit of too high inventories on the structural material side. So this is basically structural plate that I’m talking about, but we believe that the destocking will go on for quite a while, probably reaching—certainly reaching into the next year and probably reaching into even the year after that. But the impact of that is going to be approximately 10%, and it will not affect wing skins, and it will also not affect the regional jets or other airframe segments. So that’s that on the structural plate. And then on the engine side, that’s what I specified there, we see a very temporary inventory alignment which has been affecting the third quarter, and we believe it’s going to continue to go into the fourth quarter, but the demand will recover in the first quarter of next year because we see that then there’s a ramp up of the production rates, and we believe it will then stabilize and go to normal levels again, Tony. And the second thing on packaging, no, this is not the discussion on pricing. These type of pricing discussions that we’ve had around the LME, the discussion, no, this is purely a question of the supply and demand and a little bit, probably, of additional supply overhangs and the question of competitiveness on that end. That’s a function more of the industry, not of these discussions there. Thank you.

Tony Rizzuto - Cowen and Company - Analyst

Just a follow-up if I may. Just to go back to that structural plate. Is any of this a result of plate coming in from South African sources, and are you seeing any signs at this point of any material coming in from China in regards to those products in the heat treated area?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

No, it’s purely a function of what I said, the ramp up of new airframes, not uncommon at all in this industry. Not uncommon at all.

Tony Rizzuto - Cowen and Company - Analyst

It’s the supplier readiness programs and going back to that?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Exactly. It’s basically everybody. Nobody wants to be late on getting the plane out and having to tell the CEO I couldn’t get it done because I ran out of material. And as they continue to make last-minute changes, they rather load up on that, and that happens all the time when you have new airframes coming on. That’s purely a function of that.

Tony Rizzuto - Cowen and Company - Analyst

Very good. Thanks very much.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

And the impact of that—and let’s be realistic on the impact. As I said, probably next year and the year after that, a little bit affected by that, but not more than a 10% impact on that. Tony, thank you.

Operator

Brian Yu, Citigroup. Please proceed.

Brian Yu - Citigroup - Analyst

Great. Thanks. So Klaus, this is actually a follow-up on Tony’s question. Just with the flat-rolled products where you’re seeing pricing pressure because of the supply and demand imbalance, did you answer when you thought maybe that might be worked through or when the demand would accelerate to help balance that part out?

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

As it regards to what?

Brian Yu - Citigroup - Analyst

In the flat-rolled products business and the pricing pressures because of the supply and demand imbalance or excess capacity.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

No, my answer was specifically towards the packaging because Tony asked around the pricing pressure on that, whether it had some—whether there were issues around the discussion with the LME pricing, but it’s not related to that at all. It’s purely around the normal negotiations between a customer and a supplier, and we felt that we had to make a more competitive offering. That’s all it is. I would not interpret anything else into it because there is nothing else there. And in regards to the demand that we see there, the big demand drivers continue to be very stable demand on the aerospace side, from skins to—on the GRP side, from skins to structural plate continues on. You heard me talk about the strength of the aerospace market, and then you see that the automotive market is coming in now. I wish we had more capacity at this point in time, and we could certainly sell it all, and then our new capacity comes online starting basically end of this year, and you will see the impact of that already in the next year, so that’s what’s driving our excitement there.

William Oplinger - Alcoa Inc - EVP and CFO

And one nice thing, Brian, around the Tennessee expansion is that it does give us flexibility between packaging and automotive.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Yes, that’s a good point.

Brian Yu - Citigroup - Analyst

Okay, great. Thank you.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Next question?

Operator

Paul Massoud, Stifel Nicolaus.

Paul Massoud - Stifel Nicolaus - Analyst

Hi. Thanks for taking my questions. I actually just have two. On the auto expansions, you’ve given us the investments associated with the three projects, but could you give us a sense of what the volume is and the capacity that might be associated with that in total?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

We don’t give out volume numbers, sorry, Paul. I think that you can get a good idea. We have given you investment numbers, so I think you can triangulate a little bit from that.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Paul Massoud - Stifel Nicolaus - Analyst

Okay. And then just as a question on the productivity gains, obviously, you’ve had a pretty good year. You’ve already surpassed your annual target. Is there potential for these productivity gains to continue into 2014? And if so, can we expect that the magnitude might be similar to what we saw this year, or has really all the low hanging fruit already been picked?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

I think, Paul, that’s a very good question. I really appreciate you asking this. If you look at the performance we’ve shown in productivity basically since the downturn, since 2008, you actually see that we have in total I think $5.5 billion.

William Oplinger - Alcoa Inc - EVP and CFO

About $5.5 billion.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

I would say this is up to last year basically, not including the more than $800 million this year, and continuously, every year, somewhere between $700 million to $1 billion productivity. I think all of our businesses have found a way that they don’t accept the headwinds and that they are continuing to push back, and they’ve made it part of their operating process. This is basically an ongoing and never-ending process, and almost only limited by the creativity of our own folks. But it’s a lot of hard work, and listen, I don’t want to minimize this at all because this is a—we are very proud of this, frankly, and to achieve this ongoing, there’s literally thousands of people working on these things everywhere and picking up sometimes an action that has 1 million and sometimes something that has a couple of hundred dollars. Nothing of that nature we leave unturned.

William Oplinger - Alcoa Inc - EVP and CFO

Just as an example, we currently have 14,000 ideas in the system that are being captured, monitored, and hit the bottom line ultimately. So there’s 14,000 across the enterprise.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Yes, and what Bill is referring to, we have an operating system that includes that we know pretty much all of these actions up to a certain size worldwide and can monitor them, not after the fact, but once they go into—from idea basically to execution, so we monitor them from the first idea basically until the cash comes in. This gives us also a good idea on where is the next year going to go. Thank you. Next question?

Operator

Charles Bradford, Bradford Research.

Charles Bradford - Bradford Research - Analyst

Good afternoon.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Yes, Chuck.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Charles Bradford - Bradford Research - Analyst

Hi. In the past you haven’t been willing to crow too much about inroads into the automobile industry except in generalities, but now that the new models are out, do you have any updates on the success of capturing market share versus (inaudible) materials?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Let me put it this way. We cannot speak for our customers, but I think that you can get a good feel for what we are doing in terms of investments. We would not have started our Phase II investment in Tennessee if the Phase I investment in Davenport would not have been sold out. And if we look at the Phase II, which we really just broke ground a couple of weeks ago, and I look at how is the capacity situation there, I’d say that most of it is already also committed. So we have been very successful there in this market, and I think a lot of customers appreciate also our technical support as they are moving into changing from more steel intensity to aluminum intensity. You may have as, Chuck, you follow us very closely I know, you might have seen the press release that came out a couple of weeks ago where we talked about a coating technology that we have developed, and this coating technology, we are now offering up to all of our competitors because our OEMs have asked us to because they realized in the manufacturing process that this is the only coating that really allows the conjoining of materials, and we obviously get royalties for this, so we do well. And we will continue to do well there.

Charles Bradford - Bradford Research - Analyst

What I was getting at, there had been rumors about the Ford F150 becoming much more aluminum intensive in 2014, and I’ve not seen anything from Ford. I was wondering if you knew if those things came through or not.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Look, 1994, Alcoa anticipated where the world was going and helped Audi to build the first aluminum-intense vehicle, and without our help, the Audi folks would all admit that, that would have never happened. We’re now seeing same historic thing happening here in the US. We anticipated it. We are right on it. We have the technology. We don’t just only deliver materials, and we will drive it off to the next level because we already think about things that are behind the corner, and we can look around the corner, much like we do in the aerospace industry, and this is what our customers appreciate. And we’re pretty excited, really, really excited about this. I mean really, really excited about this.

Charles Bradford - Bradford Research - Analyst

Well thank you very much.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Pleasure.

Charles Bradford - Bradford Research - Analyst

I agree.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Thank you. I knew you would. Who’s next?

Operator

Paretosh Misra, Morgan Stanley.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Paretosh Misra - Morgan Stanley - Analyst

Hi, everyone. Two questions. One, back on, basically, your Tennessee facilities. As you allocate more rolling capacity from packaging to automotive, you think that can also improve margins in packaging business, or you think there’s a lot of spare capacity there already?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

The flexibility that—we didn’t have the flexibility before, so before, you basically have a rolling mill that can only do one thing, and you basically, Paretosh, you answered your question yourself. You are on the right track here. Now in future, we will have the flexibility, the front end, as I call it, for the front end of the mill. The back end of the mill is specialized, obviously. There’s a part that can only make can sheet and there will be a part that can only make automotive. But the whole front end can be used for multi purposes now, so that gives us flexibility and it doesn’t force us to fall into the sword that the midstream industry has built up so nicely of built capacity that only has one purpose, right? That’s why I think the Tennessee—the way we do the Tennessee investment is not only great in regards to automotive, but it’s great also in regards to our flexibility and what that allows us to do in other segments. That’s exactly right, Paretosh. What’s your second question?

Paretosh Misra - Morgan Stanley - Analyst

Just going back to the cast house value-added, that $200 million number, that’s after-tax, right? And can you give us what this number was last year just to compare?

William Oplinger - Alcoa Inc - EVP and CFO

Paretosh, that’s a pre-tax margin number, and the basis for that is versus how much value the cast house adds over making basic P1020 metal, and so that’s the reason for that $200 million. I do not have the 2013 number off the top of my head, but I recall that it was something fairly sizeable.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Yes, I would say—well, let’s not speculate. We can get you the number. Kelly can get you the number.

Paretosh Misra - Morgan Stanley - Analyst

Got it. Okay, great. Thank you.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Pleasure, Paretosh. Who’s next?

Operator

Carly Mattson, Goldman Sachs.

Carly Mattson - Goldman Sachs - Analyst

Hi. Good afternoon. Could you give us an update on any discussions you’ve had with S&P and Fitch regarding your ratings? And in particular, has the Company done any preliminary analysis as to how much changes in rates this year could help reduce the pension liabilities?

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

William Oplinger - Alcoa Inc - EVP and CFO

Yes, Carly. The way the rating agencies work is we’re in constant dialogue with them, and they’re essentially insiders, so we give them a lot of information and keep them up-to-date on what’s going on, so that’s the interaction we have with the rating agencies. Clearly, I’m not going to speculate. I’d be a fool to speculate where interest rates are going to end this year with everything going on in the world, but interest rates going up will help us close that under-funded status fairly substantially, and we’ll have a much better view of that as we get closer to the year when we see where the interest rates will be.

Carly Mattson - Goldman Sachs - Analyst

Great, thank you.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Thank you, Carly. Next question?

Operator

Curt Woodworth, Nomura.

Curt Woodworth - Nomura Securities Intl - Analyst

Yes, hi. Good afternoon. Klaus, I was wondering if you could talk about portfolio optimization as you look out to next year when Ma’aden is fully ramped? And you’ve already curtailed a fair amount of your higher-cost smelting capacity. Do you see any opportunity either for potential asset divestitures or areas within the portfolio you could look to monetize where you’re not getting value? Do you see that maybe as the potential to further reduce your footprint in high-cost areas just to try to get a sense for any other changes that you could be looking at for next year?

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Curt, absolutely. And the way we do it, we basically look at the whole portfolio. We look at how does that add value to us, and how can we add value to this, or can we be a good parent to this. And you have to look at the results and how we do it relative to other competitors. And as we have done in the past, also we’ve used good opportunities if we saw them to monetize that. I think part of this is that you really don’t talk about it publicly because otherwise you are destroying shareholder value, but I can tell you, we constantly are looking into this, and there are constantly opportunities. Some turn out to not make sense because they just are too low and you are saying this is not worthwhile doing it. And others, like when we sold the last one that we did is the dams, it turned out to be a very good deal for us, so this is how we look at it.

Curt Woodworth - Nomura Securities Intl - Analyst

Okay. And then I believe Alcoa put a letter out to the LME last month regarding some of the proposed changes that they were looking at on the warehouse side, and I think that your position was that it wouldn’t really help the customer base in terms of increasing metal availability. But it seems like it would increase availability, and premiums are already coming down, so I was wondering if you could elaborate on your position, and if you don’t (multiple speakers)—

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Be happy to do that, and that’s probably timely because these folks are sitting at a little bit before midnight at LME in London and debating over things. The way we see that, and I think Bill said that before, the reason for the premiums having come down a little bit is because of this market confusion that really was caused by this very irresponsible way how the LME steered the process. To announce rules outside and as a proposal to be discussed publicly without hearing the market participants before—or hearing some market participants before was pretty irresponsible. We commented on it, made that public. It’s a major market intervention. By the discussion alone, it leads to major market intervention. We are very clear. We believe that if this is not done in the right way, it can actually lead to a reduction of transparency and the reason for it. You see part of it, by the way, happening in the chart that Bill showed, and that’s what I always call the mountain chart, which shows how much is already outside of the LME and how much is off warrant, and the amount is getting bigger and bigger, so it takes it off the radar screen. So we have made - and on top of it the transparency in the LME pricing, that’s the big issue here. This makes 90% of the total price, and that has substantial flaws in it.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

So we made two very, very specific recommendations. We said improve transparency. There’s no reason why you can’t do it tomorrow. Commit to a timeline; do it immediately along the line of the CFTC traders report. And then if you want to do improvements fine, but commit to a timeline, commit to when you want to do it. That hasn’t happened yet, to my strong disappointment, and I hope that the LME board is wise enough to decide that. And the second thing is, establish the regional premium contract because the big complaint was from consumers, we can’t hedge for those regional premium. This is what an exchange is there for. Invent an instrument and put that out. And I think what we call it in our report, we call it the red herring, this discussion about primary aluminum not readily available.

Those that were on the second-quarter call heard me say loud and clear, whoever has issues not getting aluminum, give me a holler, I can solve that, right? The interesting thing, I have received some calls from customers, but not from customers that had problems with getting metals, but rather customers that were saying—hey, you know what? Our market is growing stronger, and you are the only ones that have the technology that can help me. And on top of it, this whole discussion about pricing being too high at a time when the prices are at a four-year low is really disingenuous. So I just hope that the LME will find the right solution there. We believe we have a clear pathway forward, more transparency and a premium contract. I hope that answers it.

Curt Woodworth - Nomura Securities Intl - Analyst

Sort of. Thanks.

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Yes, exactly. I thought so. Okay, next question?

Operator

David Gagliano, Barclays.

David Gagliano - Barclays Capital - Analyst

Hi. Just a quick one on CapEx. I might have missed this. It looks like year-to-date, your CapEx is running about $900 million, and I think your target for the year is $1.9 billion. Are those numbers—

William Oplinger - Alcoa Inc - EVP and CFO

Our target for the year is $1.55 billion, and so that’s a combination of growth and sustaining, $1 billion in sustaining, $550 million in growth, and we’re currently under spending on a run-rate basis both of them.

David Gagliano - Barclays Capital - Analyst

And but you still think you’re going to hit the $1.55 billion number?

William Oplinger - Alcoa Inc - EVP and CFO

We will not hit the $1.55 billion at this point. We’re under spending and on a run-rate basis, but we haven’t given out a lower range at this point.

David Gagliano - Barclays Capital - Analyst

Okay, fair enough. Thanks.

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OCTOBER 08, 2013 / 09:00PM GMT, AA - Q3 2013 Alcoa Inc. Earnings Conference Call

Klaus Kleinfeld - Alcoa Inc - Chairman and CEO

Okay. That concludes it. And let me also make another comment as a recommendation because I think we have a strong interest also for you to understand what is going on inside of the Company. And when I looked at the reports that I’ve seen, my impression was—obviously, I’ve been seeing where we were going throughout the quarter. So how can we bring these things closer together? And I think that I would recommend that the questions today that came around productivity, we have made that a constant, so build that in. We will continue to show strong productivity.

And the other thing is the—what we call the strategic repositioning, which is basically, you have to build in the different in the—on the value-add businesses side, they are a more strong contributor, much more meaningful on the top line as well as on the bottom line. Just look at the number. We tripled ATOI in the value-add businesses in the last 10 years, and now they make up for 79% of the profits and 57% of the profitability. And also, don’t underestimate two things on the upstream side, which is the second part, which is basically the decoupling that we are well under way from the LME on the alumina side. The alumina and mining segment, we are really well positioned, right? The one that needs restructuring, and we’ve always said that, is the smelting segment. That’s why you see 16% of the capacity curtailed, but it’s a smaller part of our business. So I would highly recommend you look at these things because then I think you get a better feel where the Company is going. And I hope that you agree with me that you’ve seen a quarter where we’ve really been firing on all cylinders. Nothing has stopped us, not even the headwinds, the strong headwinds that we’ve seen. Record downstream margins, and the commodity business gets better. Repositioning is on the right path. You see the results there. And I believe we are focusing on the right things, those that we can control and we are delivering.

That said, thank you very much for listening, and I hope that I will see or have many of you listening in at the investor’s call—investor’s meeting on November 5 and 6 I believe, Kelly? It’s the sixth and seventh; I got it wrong. November 6 and 7. Okay, thank you very much. That concludes this call.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect, and have a great day.

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